Exhibit 10.1

Agreement

Micro Express Ltd. (“Micro”) and Sichuan Province Mining Ltd (“SPM”) started the cooperation for Sichuan Ganzi Jiajika Spodumene project since 2003. Since external conditions have been changed, Micro and SPM have agreed that both parties cannot reach their own cooperation purposes, therefore, both parties through friendly negotiation have made the following arrangements regarding early investment of Micro Express Ltd. to Sichuan Jiajika Spodumene project.

1.
Micro and SPM have confirmed that Micro’s early investment to Sichuan Ganzi Jiajika Spodumene project is 2.48 million Yuan (RMB), which investment shall be paid back to Micro by SPM. Either party shall not have any other liabilities to the other party.

2.	Payment schedule: 2.1 Before April 15, 2006, SPM shall pay back 1.2 million yuan to Micro. 2.2 Before March 30, 2007, SPM shall pay back 1.28 million yuan to Micro.

3.
If SPM cannot pay back to Micro according to 2.2, then 1.28 million yuan will be converted into Micro’s interest in Jiajika project held by SPM according to the following formula:
Micro’s interest in SPM holding position in Jiajika project is (1.28 million yuan) / (registered capital contribution in Jiajika project by SPM) *100%.

4.	This agreement shall replace all previous signed agreements, contracts and MOU between Micro and SPM.

5.	There are two copies of this agreement. Each party holds one copy.

Micro Express Ltd.	Sichuan Province Mining Ltd.

Signed by its representative	Signed by its representative

“Richard Shao”	“Yunxin Liu”

Date: March 3, 2006	Date: March 3, 2006